Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Board of Directors

New Source Energy Corporation

Oklahoma City, Oklahoma

We hereby consent to the references to Ralph E. Davis Associates, Inc., to the inclusion of our estimates of reserves contained in our report entitled “New Source Energy Corporation Estimated Future Reserves and Income as of December 31, 2010” and to the specific references to Ralph E. Davis Associates, Inc. as the independent petroleum engineering firm in the Registration Statement on Form S-1 to be filed with the United States Securities and Exchange Commission in August 2011.

Yours truly,

RALPH E. DAVIS ASSOCIATES, INC.

By:	/s/ Allen C. Barron
Allen C. Barron, P.E.
President

Houston, Texas

August 12, 2011